As Filed with the Securities and Exchange Commission on March 18, 2020

Registration No. 333-224084

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT NO. 333-224084

UNDER THE SECURITIES ACT OF 1933

Foamix Pharmaceuticals Ltd.
(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Menlo Therapeutics Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807

(800) 755-7936

Mutya Harsch
Chief Legal Officer and General Counsel
Menlo Therapeutics Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807

(Name and address of agent for service)

(800) 755-7936
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Andrea L. Nicolas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Tel: +1 (212) 735-3000

Fax: +1 (212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Foamix Pharmaceuticals Ltd., an Israeli company  (the “Registrant”), ordinary shares, par value NIS 0.16 per share (“Shares”), and any other securities remaining unissued, under the Registration Statement on Form S-3 (No. 333-224084), which was filed by the Registrant with the U.S. Securities and Exchange Commission on April 2, 2018, registering up to $291,936,389 in aggregate offering price of the Shares (the “Registration Statement”).

Pursuant to the Agreement and Plan of Merger, dated as of November 10, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”), by and among the Registrant, Menlo Therapeutics Inc. (“Menlo”), and Giants Merger Subsidiary, Ltd., a wholly-owned subsidiary of Menlo (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Menlo (the “Merger”), effective as of March 9, 2020.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, as of March 18, 2020.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Capacity	Date

/s/ David Domzalski
David Domzalski	Chief Executive Officer and Director	March 18, 2020

/s/ Ilan Hadar
Ilan Hadar	Chief Financial Officer, Country Manager and Director	March 18, 2020

/s/ Mutya Harsch
Mutya Harsch	Director	March 18, 2020